UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 15, 2004

bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Valley Drive Brisbane, California 94005
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2004, the Registrant and Bank of America N.A. executed the Second Amendment to Business Loan Agreement (“the Agreement”) to increase the amount of the line of credit.

The Agreement, as amended, provides the Registrant with an unsecured commercial line of credit which provides for borrowings and issuance of letters of credit for up to $25,000,000 and expires on March 1, 2006.  This credit facility requires the Registrant to comply with certain financial covenants, including a minimum tangible net worth and certain restrictions on making loans and investments. The outstanding balance bears interest at either the bank’s reference rate (which was 4.5% as of September 15, 2004) or the LIBOR rate plus 1.75 percentage points.  As of September 15, 2004, there were no outstanding borrowings, and there was $8.3 million outstanding in letters of credit.

The foregoing description of the Agreement is qualified in its entirety by reference to the Business Loan Agreement, as amended, a copy of which is attached hereto as Exhibit 10.18 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See information set forth in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

10.18	Business Loan Agreement dated March 28, 2003, as amended, between Registrant and Bank of America N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    September 20, 2004

bebe stores, inc.

/s/ Walter Parks
Walter Parks
Chief Financial Officer